INVESTMENT ADVISORY CONTRACT


                Pacific Investment Management Institutional Trust
                            840 Newport Center Drive
                         Newport Beach, California 92260

                                   May 6, 1987



Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, California  92260

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Fund") and Pacific Investment Management Company (the "Adviser") as follows:

     1. The Fund is an open-end investment company which currently has seven separate investment portfolios, all of which are subject to this agreement: the Total Return Portfolio; the Long Duration Portfolio; the Low Duration Portfolio; the Mortgage Plus Portfolio; the Short-Term Portfolio; the Market Mirror Stock Portfolio; and the Growth Stock Portfolio (the "Portfolios"). Additional investment portfolios may be established in the future. This Contract shall pertain to the Portfolios and to such additional investment portfolios as shall be designated in Supplements to this Contract, as further agreed between the Fund and the Adviser. A separate class of shares of beneficial interest in the Fund is offered to investors in each Portfolio. The Fund engages in the business of investing and reinvesting the assets of each Portfolio in the manner and in accordance with the investment objective and restrictions applicable to that Portfolio as specified in the currently effective Prospectus (the "Prospectus") for the Fund included in the registration statement, as amended from time to time (the "Registration Statement"), filed by the Fund under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933 ("1933 Act"). Copies of the documents referred to in the preceding sentence have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly. Pursuant to a Distribution Contract (the "Distribution Contract") between the Fund and Pacific Equities Network ("PEN"), the Fund has employed PEN to serve as principal underwriter for the shares of beneficial
interest  of  the  Fund.   Pursuant  to  an  Administrative   Services  Contract
("Administrative   Services  Contract")  between  the  Fund  and  Pacific  Funds
Management Company (the "Administrator"), the Fund has retained the Administrator to provide the Fund with administrative and other services. The Fund has also entered into a Custodian Contract and Transfer Agency Agreement with Boston Safe Deposit & Trust Company ("Boston Safe") and an Accounting Services Agreement with The Boston Company Advisors, Inc., which provide for custodian, transfer agency and accounting services for the Fund and its Portfolios.

     2. The Fund hereby appoints the Adviser to provide the investment advisory services specified in this contract and the Adviser hereby accepts such appointment.

     3. (a) The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this contract and (ii) provide all services, equipment and facilities necessary to perform its obligations under this contract.

       (b) The Fund shall be responsible for all of its expenses and liabilities, including compensation of its trustees who are not affiliated with the Adviser, the Administrator, PEN or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of the Fund's independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Fund), transfer agent, registrar and dividend disbursing agent of the Fund; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in the Fund; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders' meetings; organizational expenses; and extraordinary expenses.

     4. (a) The Adviser shall provide to the Fund investment guidance and policy direction in connection with the management of the Portfolios of the Fund, including oral and written research, analysis, advice, and statistical and economic data and information.

     Consistent with the investment objectives, policies and restrictions applicable to the Fund and its Portfolios, the Adviser will determine the securities and other assets to be purchased or sold by each Portfolio of the Fund and will determine what portion of each Portfolio shall be invested in securities or other assets, and what portion, if any, should be held uninvested.

     The Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients of the Adviser. It is understood that the Adviser will not use any inside information pertinent to investment decisions undertaken in connection with this Contract that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information.

       (b) The Adviser also shall provide to the officers of the Fund and the Administrator administrative assistance in connection with the operation of the Fund and the Portfolios, which shall include (i) compliance with all reasonable requests of the Fund for information, including information required in connection with the Fund's filings with the Securities and Exchange Commission and state securities commissions, and (ii) such other services as the Adviser shall from time to time determine, upon consultation with the Administrator, to be necessary or useful to the administration of the Fund and the Portfolios.

       (c) As manager of the assets of the Portfolios, the Adviser shall make investments for the account of the Portfolios in accordance with the Adviser's best judgment and within the investment objectives, policies, and restrictions set forth in the Prospectus, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Fund's Board of Trustees.

       (d) The Adviser shall furnish to the Fund's Board of Trustees periodic reports on the investment performance of the Fund and its Portfolios and on the performance of its obligations under this Contract and shall supply such additional reports and information as the Fund's officers or Board of Trustees shall reasonably request.

       (e) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other of its clients, the Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Adviser may also on occasion purchase or sell a particular security for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

       (f) The Adviser may cause a Portfolio to pay a broker which provides brokerage and research services to the Adviser a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Adviser determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Adviser's overall responsibilities to the Fund and any other of the Adviser's clients.

     5. The Adviser shall give the Fund the benefit of the Adviser's best judgment and efforts in rendering services under this Contract. As an inducement to the Adviser's undertaking to render these services, the Fund agrees that the Adviser shall not be liable under this Contract for any mistake in judgment or in any other event whatsoever, provided that nothing in this contract shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this contract or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

     6. In consideration of the services to be rendered by the Adviser under this Contract, each Portfolio of the Fund shall pay the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Portfolio during the preceding month, at the following annual rates:

         Portion of average daily value
         of net assets of each Portfolio                 Fee Rate

         Assets up to $100 million                        0.35%
         Assets over  $100 million to $500 million        0.30%
         Assets over  $500 million to $1 billion          0.25%
         Assets over  $1 billion                          0.20%

     If the fees payable to the Adviser pursuant to this paragraph 6 begin to accrue before the end of any month or if this Contract terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Portfolio shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this contract, a "business day" is any day the New York Stock Exchange is open for trading.

     7. If the aggregate expenses of every character incurred by, or allocated to, the Fund in any fiscal year, other than interest, taxes, brokerage commissions and other portfolio transaction expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles and any extraordinary expense (including, without limitation, litigation and indemnification expense), but including the fees payable under this contract ("includable expenses"), shall exceed the expense limitations applicable to the Fund imposed by state securities laws or regulations thereunder, as these limitations may be raised or lowered from time to time, the Adviser and the Administrator shall jointly pay the Fund an amount equal to that excess. The portion of such amount allocable between the Adviser and the Administrator shall be subject to separate agreement between them. With respect to portions of a fiscal year in which this Contract shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. At the end of each month of the Fund's fiscal year, the Administrator will review the includable expenses accrued during that fiscal year to the end of the period and shall estimate the contemplated includable expenses for the balance of that fiscal year. If, as a result of that review and estimation, it appears likely that the includable expenses will exceed the limitations referred to in this paragraph 7 for a fiscal year with respect to the Fund, the monthly fees relating to the Fund payable to the Adviser under this Contract and to the Administrator under the Administrative Services Contract for such month shall be reduced, in a proportion agreed upon between the Adviser and the Administrator and subject to a later reimbursement to reflect actual expenses, by an amount equal to a pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year (less an amount equal to the aggregate of actual reductions made pursuant to this provision with respect to prior months of the fiscal year) are expected to exceed the limitations provided in this paragraph 7. For purposes of the foregoing, the value of the net assets of each Portfolio of the Fund shall be computed in the manner specified in paragraph 6, and any payments required to be made by the Adviser or the Administrator shall be made once a year promptly after the end of the Fund's fiscal year.

     8. (a) This Contract shall become effective with respect to the Portfolios on May 6, 1987 (and, with respect to any additional portfolio, the date of a Supplement hereto) and shall continue in effect with respect to a Portfolio for a period of more than two years from that date (or, with respect to any additional portfolio, the date of the Supplement) only so long as the continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by the Fund's Board of Trustees and (ii) by the vote, cast in person at a meeting called for the purpose, of a majority of the Fund's trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party.

       (b) This Contract may be terminated with respect to a Portfolio (or any additional portfolio) at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by a vote of a majority of the Fund's entire Board of Trustees on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Fund. This Contract (or any Supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940
Act).

     9. Except to the extent necessary to perform the Adviser's obligations under this Contract, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

     10. The investment management services of the Adviser to the Fund under this contract are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

    11. This Contract shall be construed in accordance with the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

     12. The Declaration of Trust establishing the Fund, filed on February 19, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Pacific Investment Management Institutional Trust" refers to the trustees under the Declaration collectively as trustees and not as individuals or personally, and that no shareholder, trustee, officer, employee or agent of the Fund shall be subject to claims against or obligations of the Fund to any extent whatsoever, but that the Fund estate only shall be liable.

     If the foregoing correctly sets forth the agreement between the Fund and the Adviser, please so indicate by signing and returning to the Fund the enclosed copy hereof.

                                   Very truly yours,

                                   PACIFIC INVESTMENT MANAGEMENT
                                   INSTITUTIONAL TRUST



                                    By:__________________
                                    Title:_______________


ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT
  COMPANY



By:________________
Title:_____________